Exhibit 99.1

Investor Contact:

Bruce R. Foster, CFO

Asta Funding, Inc.

(201) 567-5648

 Asta Funding Announces Results for

The Third Quarter Ended June 30, 2017

●	$14.9 million in total revenue and $1.8 million in net income attributed to Asta Funding for the quarter ended June 30, 2017
●	$0.27 earnings per diluted share for the quarter ended June 30, 2017
●	$121.9 million in stockholders' equity with a book value per share of $18.00 at June 30, 2017
●	$89 million investment in Structured Settlements and $27.5 million in Personal Injury Claims

 ENGLEWOOD CLIFFS, N.J., August 9, 2017 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a diversified financial services company, today announced results for the third quarter ended June 30, 2017.

"Our third quarter results are beginning to reflect the investments we’ve made and continue to make in our business. I am pleased with this quarter's results, and look forward to continuing to execute on our strategic plan. I remain keenly focused on sustainable growth and value creation for our shareholders," said Gary M. Stern, Chairman and Chief Executive Officer.

Mr. Stern continued, “We are confident our strategic investments will continue to provide long-term growth and will best-position the Company for continued success."

Fiscal Third Quarter 2017 Results

For the three months ended June 30, 2017, net income attributable to Asta Funding, Inc. was $1.8 million, or $0.27 per diluted share, as compared to net income attributable to Asta Funding, Inc. of $3.2 million, or $0.26 per diluted share for the three months ended June 30, 2016.

For the three months ended June 30, 2017, net income was $2.6 million as compared to net income of $4.7 million for the three months ended June 30, 2016.

Total income for the three months ended June 30, 2017 decreased $4.1 million to $14.9 million, compared to $19.0 million for the three months ended June 30, 2016. Total revenue included in the three months ended June 30, 2017 is approximately $4.1 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $3.2 million for the three months ended June 30, 2016. Also included in total revenues for the three months ended June 30, 2017 is approximately $5.6 million from the personal injury claims segment, as compared to $9.8 million for the three months ended June 30, 2016. Disability fee income for the three months ended June 30, 2017, was down by $0.1 million to $1.1 million as compared to $1.2 million for the three months ended June 30, 2016.

Finance income from the distressed receivable business was down by approximately $0.6 million to $4.0 million for the three months ended June 30, 2017, as compared to $4.6 million for the three months ended June 30, 2016.

General and administrative expenses were $9.3 million for the three months ended June 30, 2017, as compared to $10.6 million for the three months ended June 30, 2016. The decrease for the three months ended June 30, 2017 was primarily attributable to a reduction in the Disability segment expenses related to advertising and payroll costs.

Interest expense was $1.1 million for the three months ended June 30, 2017 as compared to $0.8 million for the three months ended June 30, 2016.

Year-to-Date Results

For the nine months ended June 30, 2017, net loss attributable to Asta Funding, Inc. was $(5.4) million, or $(0.57) per diluted share, as compared to net income attributable to Asta Funding, Inc. of $3.2 million, or $0.26 per diluted share for the nine months ended June 30, 2016.

For the nine months ended June 30, 2017, net loss was $(4.7) million as compared to net income of $5.3 million for the nine months ended June 30, 2016.

Total income for the nine months ended June 30, 2017 was $31.6 million, as compared to $42.3 million for the nine months ended June 30, 2016. Total revenue included for the nine months ended June 30, 2017 is approximately $5.6 million in revenue from CBC Settlement Funding, LLC on structured settlements, as compared to $9.1 million for the nine months ended June 30, 2016. Also included in total revenues for the nine months ended June 30, 2017 is approximately $10.0 million from the personal injury claims segment, as compared to $14.8 million for the nine months ended June 30, 2016. Disability fee income for the nine months ended June 30, 2017 was up by $1.3 million to $4.0 million, as compared to $2.7 million for the nine months ended June 30, 2016.

Finance income from the distressed receivable business was down by approximately $2.7 million to $12.0 million for the nine months ended June 30, 2017 from $14.7 million for the nine months ended June 30, 2016.

General and administrative expenses were $36.3 million for the nine months ended June 30, 2017, as compared to $32.0 million for the nine months ended June 30, 2016. The increase for the nine months ended June 30, 2017 was primarily attributable to increase in professional fees of $2.5 million, primarily related to the Mangrove matter, increase in bad debt expense of $3.5 million, and a loss on investment of $3.4 million, partially offset by the reduction in litigation settlement costs of $2.1 million, and advertising and payroll costs in the Disability segment of $2.7 million.

Interest expense was $3.0 million for the nine months ended June 30, 2017, as compared to $2.3 million for the nine months ended June 30, 2016. The increase in interest expense is a result of the additional CBC debt incurred during the period to expand the investment in structured settlements and the interest related to the Bank Hapoalim line of credit.

Balance Sheet Review

As of June 30, 2017 the Company had approximately $22.1 million in cash and cash equivalents and available for sale investments, approximately $121.9 million in stockholders' equity, and a net book value per share of $18.00. At June 30, 2017, the Company had an invested balance of $89 million in structured settlements and $27.5 million in personal injury claims.

Investor Call Information

A conference call for investors to hear and discuss results for the third quarter ended June 30, 2017 will be held on Wednesday, August 9, 2017 at 9:30 am EDT.

Toll-free dial-in number (U.S. and Canada):
(844) 281-7827

International dial-in number:
(478) 219-0008

Conference ID #:

67315513

Phone Replay:

Toll-Free #: (800) 585-8367

Toll #: (404) 537-3406

Conference ID #: 67315513

Recording will be available for replay two hours after the call's completion through 11:59 pm, EDT on August 15, 2017.

About Asta

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, Consumer Debt and Disability Advocacy.

Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through its 80 percent owned subsidiary, Pegasus Funding LLC, and starting on January 2, 2017, through its wholly owned subsidiary, Simia Capital, LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC. For additional information, please visit our website at http://www.astafunding.com.

Forward-Looking Statements

All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor's willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2016 and other filings with the Securities and Exchange Commission . All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(rounded to the nearest thousands, except share data)

	(Unaudited)
	June 30, 2017	September 30, 2016
ASSETS
Cash and cash equivalents	$16,570,000	$18,526,000
Restricted cash	35,248,000	—
Available for sale investments (at fair value)	5,500,000	56,764,000
Consumer receivables acquired for liquidation (at net realizable value)	9,118,000	13,671,000
Structured settlements (at fair value)	89,045,000	85,708,000
Investment in personal injury claims	27,538,000	48,289,000
Other investments, net	—	3,590,000
Due from third party collection agencies and attorneys	1,367,000	1,005,000
Prepaid and income taxes receivable	4,836,000	880,000
Furniture and equipment, net	178,000	243,000
Deferred income taxes	18,940,000	15,530,000
Goodwill	2,770,000	2,770,000
Other assets	5,102,000	8,423,000

Total assets	$216,212,000	$255,399,000

LIABILITIES
Line of credit	$9,600,000	$—
Other debt – CBC (including non-recourse notes payable of $72.1 million at June 30, 2017 and $57.3 million at September 30, 2016)	76,435,000	67,435,000
Other liabilities	8,272,000	5,974,000
Income taxes payable	—	252,000

Total liabilities	94,307,000	73,661,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Preferred Stock, Series A Junior Participating, $.01 par value; authorized 30,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,398,108 at June 30, 2017 and 13,336,508 at September 30, 2016; and outstanding 6,623,815 at June 30, 2017 and 11,876,224 at September 30, 2016	134,000	133,000
Additional paid-in capital	67,467,000	67,026,000
Retained earnings	122,669,000	128,063,000
Accumulated other comprehensive income (loss)	(968,000)	86,000
Treasury stock (at cost) 6,774,293 shares at June 30, 2017 and 1,460,284 shares at September 30, 2016	(67,128,000)	(12,925,000)
Non-controlling interest	(269,000)	(645,000)

Total stockholders’ equity	121,905,000	181,738,000

Total liabilities and stockholders’ equity	$216,212,000	$255,399,000

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

(rounded to the nearest thousands, except share data)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues:
Finance income, net	$3,980,000	$4,612,000	$11,999,000	$14,668,000
Personal injury claims income	5,569,000	9,838,000	10,017,000	14,769,000
Unrealized gain on structured settlements	7,531,000	1,422,000	5,238,000	4,586,000
Interest income on structured settlements	1,923,000	1,765,000	5,765,000	4,473,000
Loss on sale of structured settlements	(5,353,000)	—	(5,353,000)	—
Disability fee income	1,134,000	1,169,000	3,990,000	2,700,000
Total revenues	14,784,000	18,806,000	31,656,000	41,196,000
Other income (loss) - includes ($18,000) and ($32,000) during the three month periods ended June 30, 2017 and 2016, and ($1,011,000) and ($63,000) during the nine month periods ended June 30, 2017 and 2016, respectively, of accumulated other comprehensive loss reclassification for securities sold	98,000	215,000	(31,000)	1,108,000
	14,882,000	19,021,000	31,625,000	42,304,000
Expenses:
General and administrative	9,349,000	10,591,000	36,327,000	32,039,000
Interest	1,123,000	832,000	3,039,000	2,348,000
Impairment of consumer receivables	148,000	—	148,000	124,000
	10,620,000	11,423,000	39,514,000	34,511,000
Income (loss) before income tax	4,262,000	7,598,000	(7,889,000)	7,793,000
Income tax (benefit)/expense - includes tax expense/(benefit) of $7,000 and ($13,000) during the three month periods ended June 30, 2017 and 2016 and $404,000 and ($24,000) during the nine month periods ended June 30, 2017 and 2016, respectively, of accumulated other comprehensive income reclassifications for unrealized net gains / (losses) on available for sale securities	1,700,000	2,853,000	(3,237,000)	2,461,000
Net income (loss)	2,562,000	4,745,000	(4,652,000)	5,332,000
Less: net income attributable to non-controlling interests	730,000	1,549,000	742,000	2,161,000
Net income (loss) attributable to Asta Funding, Inc.	$1,832,000	$3,196,000	$(5,394,000)	$3,171,000
Net income (loss) per share attributable to Asta Funding, Inc.:
Basic	$0.28	$0.27	$(0.57)	$0.26
Diluted	$0.27	$0.26	$(0.57)	$0.26
Weighted average number of common shares outstanding:
Basic	6,577,784	11,897,139	9,389,864	12,023,156
Diluted	6,879,082	12,433,424	9,389,864	12,294,073